As filed with the Securities and Exchange Commission on June 15, 2012

Registration No. 333 — 159783

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REPUBLIC SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

(For Co-Registrants, Please See Table of Other Registrants on the Following Page)

Delaware	65-0716904
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

18500 North Allied Way

Phoenix, Arizona 85054

(480) 627-2700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael P. Rissman, Esq.

Executive Vice President, General Counsel and Secretary

18500 North Allied Way

Phoenix, Arizona 85054

(480) 627-2700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Jodi A. Simala, Esq.

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

(312) 782-0600

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer	☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-3 (File No. 333-159783) of Republic Services, Inc. (“Republic”), filed on June 5, 2009, pertaining to 21,558,088 shares of common stock of Republic that may be offered for resale by the selling stockholders named in the registration statement. The registration statement was filed pursuant to a letter agreement among Republic and the selling stockholders. The letter agreement has terminated, with the result that Republic is no longer required to maintain the effectiveness of the registration statement. In accordance with an undertaking made by Republic in the registration statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered that remain unsold at the termination of the offering, Republic hereby removes and withdraws from registration all securities registered pursuant to the registration statement that remain unsold. This Post-Effective Amendment No. 1 will become effective immediately upon filing with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Republic Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on June 15, 2012.

REPUBLIC SERVICES, INC.

By:	/s/ Tod C. Holmes
Tod C. Holmes
Executive Vice President and Chief Financial Officer
(principal financial officer)

II-1